EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-146426, No. 333-115027, No. 333-129746, No. 333-98738, No. 333-39407, No. 333-38730 and No. 333-67050) pertaining to the Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, the Vion Pharmaceuticals, Inc. 2003 Stock Option Plan, the Vion Pharmaceuticals, Inc. Amended and Restated 1993 Stock Option Plan, as amended and in the Registration Statement (Form S-8 No. 333-53772) pertaining to the Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan,

of our report dated March 16, 2009, with respect to the consolidated financial statements of Vion Pharmaceuticals, Inc., included in this Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Hartford, Connecticut
March 16, 2009

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